UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2007

Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)
One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 338-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 4, 2007, Dell International Incorporated, a wholly-owned subsidiary of Dell Inc., entered into an Agreement and Plan of Merger to acquire EqualLogic, Inc., a leading provider of high-performance iSCSI storage area network (SAN) solutions, for approximately $1.4 billion in cash. The board of directors of each company and EqualLogic’s stockholders have approved the transaction. The consummation of the transaction is expected to occur in the fourth quarter of fiscal 2008 or the first quarter of fiscal 2009, and is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and applicable foreign regulatory requirements.
The description of the agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the text of the agreement, a copy of which is filed as Exhibit 2.1 to this report and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
On November 5, 2007, Dell Inc. issued a press release announcing that Dell has entered into a definitive agreement to acquire EqualLogic, Inc. A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
2.1 — Agreement and Plan of Merger, dated November 4, 2007, by and among Dell International Incorporated, DII — Elephant Inc. and EqualLogic, Inc. (Pursuant to the rules of the U.S. Securities and Exchange Commission, the schedules and similar attachments to the Agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Commission upon request.).
99.1 — Press Release issued by Dell Inc., dated November 5, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.
Date: November 8, 2007	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated November 4, 2007, by and among Dell International Incorporated, DII — Elephant Inc. and EqualLogic, Inc. (Pursuant to the rules of the U.S. Securities and Exchange Commission, the schedules and similar attachments to the Agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Commission upon request.).

99.1	Press Release issued by Dell Inc., dated November 5, 2007.

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